Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217223

PROSPECTUS SUPPLEMENT NO. 6 FEBRUARY 5, 2018
GRIFFIN CAPITAL ESSENTIAL ASSET REIT II
SUPPLEMENT NO. 6 DATED FEBRUARY 5, 2018
TO THE PROSPECTUS DATED SEPTEMBER 20, 2017
This document supplements, and should be read in conjunction with, the prospectus of Griffin Capital Essential Asset REIT II, Inc. dated September 20, 2017, Supplement No. 1 dated October 10, 2017, Supplement No. 2 dated November 6, 2017, Supplement No. 3 dated November 20, 2017, Supplement No. 4 dated December 5, 2017 and Supplement No. 5 dated January 5, 2018. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•
the daily net asset value, or "NAV", per share, as determined in accordance with our valuation procedures, for each business day from January 1, 2018 through January 31, 2018, for each of our classes of common stock.

Daily Pricing Information (unaudited)
Below is the NAV per share, as determined in accordance with our valuation procedures, for each business day from January 1, 2018 through January 31, 2018.

Date	NAV per Share

	Class T	Class S	Class D	Class I	Class A	Class AA	Class AAA
January 2, 2018	$9.55	$9.54	$9.54	$9.54	$9.53	$9.53	$9.53
January 3, 2018	$9.55	$9.54	$9.55	$9.54	$9.53	$9.53	$9.53
January 4-5, 2018	$9.55	$9.55	$9.55	$9.55	$9.53	$9.53	$9.53
January 8, 2018	$9.55	$9.55	$9.55	$9.55	$9.54	$9.53	$9.53
January 9, 2018	$9.56	$9.55	$9.55	$9.55	$9.54	$9.53	$9.53
January 10, 2018	$9.56	$9.55	$9.55	$9.55	$9.54	$9.54	$9.53
January 11-17, 2018	$9.56	$9.55	$9.55	$9.55	$9.54	$9.54	$9.54
January 18, 2018	$9.56	$9.55	$9.56	$9.55	$9.54	$9.54	$9.54
January 19, 2018	$9.56	$9.56	$9.56	$9.55	$9.54	$9.54	$9.54
January 22-26, 2018	$9.56	$9.56	$9.56	$9.56	$9.54	$9.54	$9.54
January 29-31, 2018	$9.57	$9.56	$9.56	$9.56	$9.54	$9.54	$9.54
On any business day, our share sales are made based on the day's applicable NAV per share. On each business day, our NAV per share for each class of common stock is (1) posted on our website,  www.griffincapital.com, (2) made available on our toll-free, automated telephone line, 1-888-926-2688, and (3) made available on www.nasdaq.com.